Exhibit 99.1

Apco Oil and Gas
International Inc.

Nasdaq: APAGF

Date: Aug. 7, 2009

Apco Reports Second-Quarter 2009 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three and six-month periods ended June 30, 2009, it generated unaudited net income attributable to Apco of $5.4 million and $10.4 million, or $0.18 and $0.35 per share, compared with net income of $7.2 million and $13.6 million for the comparable periods in 2008.

Although Apco has been able to increase oil and natural gas sales volumes year-to-date, favorable volume impacts on operating revenues of $868,000 for the quarter and $2.7 million for the first six months were more than offset by the effects of lower oil and LPG prices and the absence of a one-time oil price adjustment that benefited operating revenues in 2008.

“We are extremely pleased with the success of our drilling activities that resulted in increased product volumes, but oil price fluctuations are a variable over which we have little control,” said Thomas Bueno, Apco’s president and chief operating officer.

“When world oil prices fell sharply earlier this year, our net realized oil price fell below $40 per barrel. That has resulted in an average year-to-date oil price for us that is eight percent lower than 2008.”

The quarter-to-quarter decrease in net income primarily is due to lower operating revenues and lower investment income which combined to more than offset the benefits of decreased costs and operating expenses.

Apco’s operating revenues decreased by $1.7 million in second-quarter 2009 compared with the same period a year ago. Revenues during the 2009 quarter were lower due to the absence of a $1.2 million benefit in second-quarter 2008 relating to a retroactive oil price adjustment. In addition, the previously referenced benefits of increased oil and natural gas sales volumes were more than offset by lower average oil and LPG sales prices.

Total costs and operating expenses in the second quarter of 2009 decreased by $1.5 million compared with the same period a year ago, reflecting lower production and lifting costs and the absence of dry-hole and seismic expense recorded in second-quarter 2008. These positive variances were partially offset by higher depreciation, depletion and amortization and increased selling and administrative expenses for the quarter resulting from Apco’s business development efforts in Colombia.

Additionally, Apco experienced lower equity income from Apco’s equity investee, Petrolera Entre Lomas S.A. (“Petrolera”). Petrolera’s net income was lower primarily due to lower operating revenues attributable to operations in the Entre Lomas and Bajada del Palo concessions.

The $3.2 million decrease in net income for the first six months of 2009, compared with the same period in 2008, is the result of higher costs and expenses, lower equity income from Argentine investments and a decrease in average oil and LPG prices that more than offset the benefit of increases in oil and natural gas sales volumes.

2009 Capital Program

As a result of improving operating cash flow projections for the second half of 2009, Apco’s 2009 capital expenditure budget – net to the company’s direct working interests – is now estimated at $20 million.

To date, $8.8 million of that amount has been invested, primarily for development drilling in the Entre Lomas and Bajada del Palo concessions, along with a seventh productive well in the Agua Amarga exploration permit.

On a basis that also includes capital expenditures attributable to the company’s equity interest in Petrolera, Apco’s combined consolidated and equity capital expenditures is expected to total $44 million for 2009.

“Toward the end of the second quarter, we began to see oil price net backs in Argentina returning to 2008 levels. This gives us some encouragement for product prices for the balance of 2009,” Bueno said.

“Given what now appears to be an improving price and cost environment compared with the first-quarter of this year, together with a debt repayment grace period successfully obtained by Petrolera, we have revived certain drilling investments for the balance of 2009 that were being scaled back,” Bueno added.

Apco Oil and Gas International Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2009	2008
Three months ended June 30

Operating Revenue	15,818	17,500

Costs and operating expenses	12,190	13,652

Investment Income	3,562	4,621

Net income	5,394	7,192

Per share	0.18	0.24

	2009	2008
Six months ended June 30

Operating Revenue	33,075	33,105

Costs and operating expenses	26,170	24,774

Investment Income	6,774	8,269

Net income	10,412	13,641

Per share	0.35	0.46

About Apco (NASDAQ:APAGF)
Apco is an international oil and gas exploration and production company with interests in seven oil and gas concessions and one exploration permit in Argentina. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Media Relations
(918) 573-4944
Thomas Bueno
Investor Relations
(918) 573-2570

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipates,” believes,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “objectives,” “planned,” “potential,” “projects,” “scheduled,” “will,” or other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including the current economic slowdown and the disruption of credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities and litigation;

•	political conditions in Argentina and other parts of the world;

•	the failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	risks associated with future weather conditions;

•	acts of terrorism; and

•	additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

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